Exhibit 4.02

LEHMAN BROTHERS HOLDINGS INC.

Premium Income Exchangeable Securities 6% Exchangeable Notes Due October 12, 2010 (Subject to exchange into shares of common stock of General Mills, Inc.)

Number R-1	$87,632,500
ISIN US52522L3502	CUSIP 52522L350

See Reverse for Certain Definitions

THIS SECURITY (THIS “SECURITY”) IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITORY OR A NOMINEE THEREOF. UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR SECURITIES IN CERTIFICATED FORM, THIS SECURITY MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITORY TO A NOMINEE OF THE DEPOSITORY OR BY A NOMINEE OF THE DEPOSITORY TO SUCH DEPOSITORY OR ANOTHER NOMINEE OF THE DEPOSITORY OR BY THE DEPOSITORY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITORY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITORY. UNLESS THIS SECURITY IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TO LEHMAN BROTHERS HOLDINGS INC. OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY SECURITY ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

LEHMAN BROTHERS HOLDINGS INC., a corporation duly organized and existing under the laws of the State of Delaware (hereinafter called the “Company”), for value received, hereby promises to pay to CEDE & CO. or registered assigns, at the office or agency of the Company in the Borough of Manhattan, The City of New York, on the Maturity Date, in such coin or currency of the United States of America at the time of payment shall be legal tender for the payment of public and private debts, for each $25 principal amount of the Securities represented hereby, the Payment at Maturity; and to make interest payments on the principal amount hereof, as provided below under “Interest.”

Any amount payable on the Maturity Date hereon will be paid only upon presentation and surrender of this Security.

REFERENCE IS HEREBY MADE TO THE FURTHER PROVISIONS OF THIS SECURITY SET FORTH ON THE REVERSE HEREOF WHICH FURTHER

PROVISIONS SHALL FOR ALL PURPOSES HAVE THE SAME EFFECT AS IF SET FORTH AT THIS PLACE.

This Security shall not be valid or become obligatory for any purpose until the certificate of authentication hereon shall have been signed by the Trustee under the Indenture referred to on the reverse hereof.

IN WITNESS WHEREOF, Lehman Brothers Holdings Inc. has caused this instrument to be signed by its Chairman of the Board, its President, its Vice Chairman, its Chief Financial Officer, one of its Vice Presidents or its Treasurer, by manual or facsimile signature under its corporate seal, attested by its Secretary or one of its Assistant Secretaries by manual or facsimile signature.

Dated: October 12, 2007 [SEAL]	LEHMAN BROTHERS HOLDINGS INC.

By:
Vice President

Attest:
Assistant Secretary

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

This is one of the Securities of the series designated therein referred to in the within-mentioned Indenture.

CITIBANK, N.A. as Trustee

By:
Authorized Officer

Reverse of Security

This Security is one of a duly authorized series of Securities of the Company designated as Premium Income Exchangeable Securities 6% Exchangeable Notes Due October 12, 2010 (herein called the “Securities”). The Company may, without the consent of the holders of the Securities, create and issue additional securities ranking equally with the Securities and otherwise similar in all respects so that such further securities shall be consolidated and form a single series with the Securities; provided that no additional securities can be issued if an Event of Default has occurred with respect to the Securities. This series of Securities is one of an indefinite number of series of debt securities of the Company, issued and to be issued under an indenture, dated as of September 1, 1987, as amended (herein called the “Indenture”), duly executed and delivered by the Company and Citibank, N.A., as trustee (herein called the “Trustee”, which term includes any successor trustee under the Indenture), to which Indenture and all indentures supplemental thereto reference is hereby made for a description of the rights, limitations of rights, obligations, duties and immunities thereunder of the Company, the Trustee and the Holders of the Securities.

The Payment at Maturity or upon an Event of Default and the amount to be paid on each Interest Payment Date, at the request of the Trustee, shall be determined by the Calculation Agent pursuant to the Calculation Agency Agreement. The Trustee shall fully rely on the determinations by the Calculation Agent of the Payment at Maturity and the amount to be paid on each Interest Payment Date and shall have no duty to make any such determinations. The Calculation Agent will provide written notice to the Trustee at its New York office, on which notice the Trustee may conclusively rely, of the Payment at Maturity and the amount to be paid on each Interest Payment Date on or prior to 11:00 a.m. on the Business Day preceding the Maturity Date and each Interest Payment Date.

All calculations with respect to the Adjusted Closing Price, the Daily Amounts, and the Payment at Maturity will be rounded to the nearest one hundred-thousandth, with five one-millionths rounded upward (e.g., .876545 would be rounded to .87655); all dollar amounts related to determination of the Payment at Maturity, if any, per $25 principal amount Security will be rounded to the nearest ten-thousandth, with five one hundred-thousandths rounded upward (e.g., .76545 would be rounded up to .7655); and all dollar amounts paid on the aggregate principal amount of Securities per Holder will be rounded to the nearest cent, with one-half cent rounded upward.

This Security is not subject to any sinking fund.

If an Event of Default with respect to the Securities shall occur and be continuing, the amounts payable on all of the Securities may be declared due and payable in the manner and with the effect provided in the Indenture. The amount payable to the Holder hereof upon any acceleration permitted under the Indenture will be equal to a number of General Mills, Inc. shares equal to five times the Daily Amount calculated on such date of acceleration, or the cash value thereof as specified by the Company in accordance with the terms of this Security, and, if applicable, any accrued and unpaid interest payments on the Securities. Upon any acceleration of the Securities, any interest payment will be calculated on the basis of a 360-day year consisting of twelve 30-day months and the actual number of days elapsed from and including the previous

Interest Payment Date for which an interest payment was made. If the maturity of the Securities is accelerated because of an Event of Default, the Company shall, or shall cause the Calculation Agent to, provide written notice to the Trustee at its New York office, on which notice the Trustee may conclusively rely, and to The Depository Trust Company of the cash amount due with respect to the Securities as promptly as possible and in no event later than two Business Days after the date of acceleration; provided that payment of the Payment at Maturity may also be made in shares of the Underlying Security in accordance with the provisions of this Security.

The Indenture contains provisions permitting the Company and the Trustee, with the consent of the Holders of not less than 66 2/3% in aggregate principal amount of each series of Securities at the time Outstanding to be affected (each series voting as a class), evidenced as in the Indenture provided, to execute supplemental indentures adding any provisions to, or changing in any manner or eliminating any of the provisions of the Indenture or of any supplemental indenture or modifying in any manner the rights of the holders of the Securities of all such series; provided, however, that no such supplemental indenture shall, among other things, (i) change the fixed maturity of any Security, or reduce the principal amount thereof, or reduce the rate or extend the time of payment of interest thereon, if any, or reduce any premium payable on redemption, or make the principal thereof, or premium, if any, or interest thereon, if any, payable in any coin or currency other than that hereinabove provided, without the consent of the Holder of each Security so affected, or (ii) change the place of payment on any Security, or impair the right to institute suit for payment on any Security, or reduce the aforesaid percentage of Securities, the holders of which are required to consent to any such supplemental indenture, without the consent of the holders of each Security so affected. It is also provided in the Indenture that, prior to any declaration accelerating the maturity of any series of Securities, the holders of a majority in aggregate principal amount of the Securities of such series Outstanding may on behalf of the holders of all the Securities of such series waive any past default or Event of Default under the Indenture with respect to such series and its consequences, except a default in the payment of interest, if any, or the principal of, or premium, if any, on any of the Securities of such series, or in the payment of any sinking fund installment or analogous obligation with respect to Securities of such series. Any such consent or waiver by the Holder of this Security shall be conclusive and binding upon such Holder and upon all future holders and owners of this Security and any Securities which may be issued in exchange or substitution hereof, irrespective of whether or not any notation thereof is made upon this Security or such other Securities.

No reference herein to the Indenture and no provision of this Security or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the Payment at Maturity and coupon payments with respect to this Security.

The Securities are issuable in denominations of $25 and any whole multiples of $25.

The Company, the Trustee, and any agent of the Company or of the Trustee may deem and treat the registered holder (the “Holder”) hereof as the absolute owner of this Security (whether or not this Security shall be overdue and notwithstanding any notation of ownership or other writing hereon), for the purpose of receiving payment hereof, or on account hereof, and for all other purposes and neither the Company nor the Trustee nor any agent of the Company or of the Trustee shall be affected by any notice to the contrary. All such payments made to or upon the order of such registered Holder shall, to the extent of the sum or sums paid, effectually satisfy and discharge liability for moneys payable on this Security.

No recourse for the payment of the principal of, premium, if any, or interest on this Security, or for any claim based hereon or otherwise in respect hereof, and no recourse under or upon any obligation, covenant or agreement of the Company in the Indenture or any indenture supplemental thereto or in any Security, or because of the creation of any indebtedness represented thereby, shall be had against any incorporator, stockholder, officer or director, as such, past, present or future, of the Company or of any successor corporation, either directly or through the Company or any successor corporation, whether by virtue of any constitution, statute or rule of law or by the enforcement of any assessment or penalty or otherwise, all such liability being, by the acceptance hereof and as part of the consideration for the issue hereof, expressly waived and released.

As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Security is registrable in the Security Register, upon surrender of this Security for registration of transfer at the Corporate Trust Office or agency in a Place of Payment for this Security, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Security Registrar duly executed by, the Holder hereof or such Holder’s attorney duly authorized in writing, and thereupon one or more new Securities of this series or of like tenor and of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees.

The Company intends to treat, and by purchasing this Security, the Holder agrees to treat, for all tax purposes, this Security as a financial contract, rather than as a debt instrument.

THE INDENTURE AND THIS SECURITY SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

Definitions

Set forth below are definitions of the terms used in this Security.

“Actual Aggregate Dividend” means, for any scheduled Trading Day, the following:

If no Ex-Dividend Date has occurred during the period from but excluding the Trade Date to and including such scheduled Trading Day, zero;

If one or more Ex-Dividend Dates have occurred during the period from but excluding the Trade Date to and including such scheduled Trading Day, the sum of all regular cash dividends declared per share of the Underlying Security on all such Ex-Dividend Dates.

“Adjustment Event” means each of the following events:

(1)	any consolidation or merger of General Mills, Inc. with or into another entity (other than a merger or consolidation in which General Mills, Inc. is the continuing or surviving corporation and in which the Underlying Security outstanding immediately prior to the merger or consolidation is not exchanged for cash, securities or other property of General Mills, Inc. or another entity),

(2)	any sale, transfer, lease or conveyance to one or more entities of all or substantially all of the property of General Mills, Inc. (other than any distribution of capital stock or other equity securities in connection with a significant spin-off),

(3)	any statutory exchange of securities of General Mills, Inc. with another entity,

(4)	any distribution of cash to all Holders of the Underlying Security where the amount of cash distributed applicable to one share of the Underlying Security is equal to or greater than 75% of the Current Market Price of the Underlying Security on the record date of such distribution, and

(5)	any liquidation, dissolution or winding up of General Mills, Inc. (other than under an Insolvency Event).

“Adjusted Closing Price” means on any Trading Day during the Valuation Period with respect to the Underlying Security, the sum of its Closing Price on its Exchange and its Dividend Adjustment Amount, in each case as of such Trading Day.

“Business Day” , notwithstanding any provision in the Indenture, shall mean any day that is not a Saturday or Sunday and that is not a day on which banking institutions in the City of New York are authorized or obligated by law or executive order or trust companies to close.

“Calculation Agency Agreement” shall mean the Calculation Agency Agreement, dated as of December 21, 2006 between the Company and the Calculation Agent, as amended from time to time, or any successor calculation agency agreement.

“Calculation Agent” shall mean the person that has entered into an agreement with the Company providing for, among other things, the determination of the Payment at Maturity, which term shall, unless the context otherwise requires, include its successors and assigns. The initial Calculation Agent shall be Lehman Brothers Inc.

“Closing Price”, shall mean for any security on any date of determination, subject to adjustment as described below under “—Dilution Adjustments—Adjustment of the Closing Price”, the following:

(1)	if the Underlying Security (or any such other security) is listed or admitted to trading on a national securities exchange, the last reported sale price, regular way, of the principal trading session on such day on the principal United States securities exchange registered under the Exchange Act, on which such Underlying Security (or any such other security) is listed or admitted to trading;

(2)	if the Underlying Security (or any such other security) is listed or admitted to trading on any national securities exchange but the last reported sale price is not available pursuant to the preceding bullet point, the last reported sale price of the principal trading session on the over-the-counter market as reported on the OTC Bulletin Board Service (the “OTC Bulletin Board”) operated by FINRA on such day;

(3)	if the Underlying Security (or any such other security) is not listed or admitted to trading on any national securities exchange but is included in the OTC Bulletin Board, the last reported sale price of the principal trading session on the OTC Bulletin Board on such day; or

(4)	if, because of a Market Disruption Event or otherwise, the last reported sale price for the Underlying Security (or any such other security) is not available pursuant to the preceding bullet points, the mean, as determined by the Calculation Agent, of the bid prices for the Underlying Security (or any such other security) obtained from as many recognized dealers in such security, but not exceeding three, as will make such bid prices available to the Calculation Agent. Bids of any of our affiliates may be included in the calculation of such mean, but only to the extent that any such bid is not the highest or the lowest of the bids obtained.

The term OTC Bulletin Board will include any successor service thereto.

“Company” shall have the meaning set forth on the face of this Security.

“Daily Amount”, as calculated by the Calculation Agent, per Security shall equal the sum of the following for each of the five Trading Days during the Valuation Period:

(1)	if the Adjusted Closing Price for the Underlying Security on the relevant Trading Day is greater than the Threshold Appreciation Price, a fraction of a share of the Underlying Security equal to the result of multiplying 1/5th of the Share Component by 0.8333;

(2)	if the Adjusted Closing Price for the Underlying Security on the relevant Trading Day is less than or equal to the Threshold Appreciation Price but is greater than the Initial Price, 1/5th of the Share Component multiplied by a fraction equal to the Initial Price divided by the Closing Price for the Underlying Security on such Trading Day; and

(3)	if the Adjusted Closing Price for the Underlying Security on the relevant Trading Day is less than or equal to the Initial Price, 1/5th of the Share Component.

“Depositary” shall mean the Depository Trust Company.

“Dividend Adjustment Amount” shall be zero as of the Trade Date and, on any scheduled Trading Day, shall be equal to the Actual Aggregate Dividend minus the Expected Aggregate Dividend for such scheduled Trading Day.

“Exchange” means the New York Stock Exchange or, if the relevant security is not listed for trading on the New York Stock Exchange on the relevant day for a reason other than a Market Disruption Event, the principal United States securities exchange on which the relevant securities is so listed or, if the relevant security is not so listed on a United States national or regional securities exchange for a reason other than a Market Disruption Event, the over-the-counter market.

“Exchange Act” means the Securities and Exchange Act of 1934, as amended.

“Ex-Dividend Date” means, with respect to the Underlying Security, the ex-dividend date, as such term is commonly understood, with respect to any regular cash dividend declared on the shares of the Underlying Security.

“Expected Aggregate Dividend” means, for any scheduled Trading Day, the sum, with respect to all Expected Ex-Dividend Dates that have occurred during the period from, but excluding, the Trade Date to, and including, such scheduled Trading Day, of the corresponding Expected Dividend Amounts.

“Expected Ex-Dividend Date” means each of the following dates: October 5, 2007, January 10, 2008, April 10, 2008, July 10, 2008, October 10, 2008, January 12, 2009, April 13, 2009, July 13, 2009, October 13, 2009, January 13, 2010, April 13, 2010 and July 13, 2010.

“Expected Dividend Amount” means, with respect to the Underlying Security, $0.39 for each Expected Ex-Dividend Date; provided, however, that the Expected Dividend Amount as of any Trading Day shall be subject to proportional adjustment, in the sole discretion of the Calculation Agent, on account of the occurrence of certain corporate actions on or after the Trade Date.

“FINRA” shall mean the Financial Industry Regulatory Authority, Inc.

“Holder” shall have the meaning set forth on the reverse of this Security.

“Indenture” shall have the meaning set forth on the reverse of this Security.

“Initial Price” shall be $57.75.

“Interest Payment Date” shall mean the 12th day of each January, April, July and October, commencing on January 12, 2008 to, and including, the Maturity Date; provided, however, that if any Interest Payment Date falls on a day that is not a Business Day, then any payment required to be made on such Interest Payment Date will instead be made on the next succeeding Business Day following such scheduled Interest Payment Date.

“Interest Rate” shall equal 6% per annum on the principal amount of $25 per Security.

“Interest Record Date” shall mean the December 29, March 29, June 28 or September 28, prior to the related Interest Payment Date.

“Market Disruption Event”, with respect to the Underlying Security (or any such other Security) shall mean any of the following events has occurred on any day as determined by the Calculation Agent:

(1)	the occurrence or existence of a suspension, absence or material limitation of trading of the Underlying Security (or such security) on the primary market for the Underlying Security (or such security) at any time during the one hour period preceding the close of the principal trading session in such market;

(2)	a breakdown or failure in the price and trade reporting systems of the primary market for the Underlying Security (or such security) as a result of which the reported trading prices for the Underlying Security (or such security) during the last one hour period preceding the close of the principal trading session in such market are materially inaccurate;

(3)	the occurrence or existence of a suspension, absence or material limitation of trading on the primary market for trading in futures or options contracts related to the Underlying Security (or such security), if available, at any time during the last one hour period preceding the close of the principal trading session in the applicable market; or

(4)	a decision to permanently discontinue trading in the relevant futures or options contracts, in each case as determined by the Calculation Agent in its sole discretion.

For the purpose of determining whether a Market Disruption Event has occurred:

(1)	a limitation on the hours or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the relevant exchange or market;

(2)	limitations pursuant to the rules of any relevant exchange similar to NYSE Rule 80B (or any applicable rule or regulation enacted or promulgated by the NYSE, any other U.S. self-regulatory organization, the Securities Exchange Commission or any other relevant authority of scope similar to NYSE Rule 80B as determined by the Calculation Agent in its sole discretion) on trading during significant market fluctuations will constitute a suspension, absence or material limitation of trading;

(3)	a suspension of trading in futures or options contracts on the Underlying Security (or such security) by the primary securities market trading in such contracts, if available, by reason of: (i) a price change exceeding limits set by such securities exchange or market, (ii) an imbalance of orders relating to such contracts, or (iii) a disparity in bid and ask quotes relating to such contracts, will, in each such case, constitute a suspension, absence or material limitation of trading in futures or options contracts related to the Underlying Security (or such security); and

(4)	a suspension, absence or material limitation of trading on the primary securities market on which futures or options contracts related to the Underlying Security (or such other security) are traded will not include any time when such securities market is itself closed for trading under ordinary circumstances.

“Maturity Date” shall mean October 12, 2010. The Maturity Date is subject to postponement as described under “Valuation Period”.

“NYSE” shall mean The New York Stock Exchange, Inc.

“Payment at Maturity”, as calculated by the Calculation Agent, in addition to any accrued and unpaid Interest Payments, shall equal, per each $25 principal amount of this Security, a number of shares of the Underlying Security equal to the Total Exchange Shares; provided, however, that the Company may elect to pay all or a part of the Payment at Maturity in cash, as described below under “Settlement”. The number of shares of the Underlying Security delivered to each Holder in respect of fractional shares, if any, per each $25 principal amount of this Security shall be calculated on an aggregate basis as set forth in “—No Fractional Shares”.

“Place of Payment” shall mean the place or places where the Payment at Maturity on the Securities is payable.

“Scheduled Trading Day” means any day on which the exchange is scheduled to be open for trading for its respective regular trading sessions.

“Securities” shall have the meaning set forth on the reverse of this Security.

“Share Component” shall equal 0.4329, subject to adjustment by the Calculation Agent as described under “Dilution Adjustments”.

“Threshold Appreciation Price” shall equal $69.30.

“Total Exchange Shares” shall be a number of shares of the Underlying Security equal to the sum of the Daily Amounts for each of the five consecutive Trading Days during the Valuation Period.

“Trade Date” shall mean October 4, 2007.

“Trading Day” means a day, as determined by the Calculation Agent, on which Exchange is open for trading and there has not occurred or does not exist a Market Disruption Event.

“Trustee” shall have the meaning set forth on the reverse of this Security.

“Underlying Security” shall mean the common stock of General Mills, Inc. (NYSE: GIS).

“Valuation Period” shall mean the period comprised of each of the five consecutive Trading Days beginning on September 28, 2010; provided, however, if a Market Disruption Event or an unscheduled non-Trading Day occurs on or after September 28, 2010 in respect of any day that would otherwise have been a Trading Day for purposes of the Valuation Period, the Maturity Date will be the fifth Business Day following the last Trading Day of the Valuation Period. If five Trading Days for the Underlying Security have not occurred during the period beginning on September 28, 2010 and ending on October 18, 2010,

(1)	all remaining Trading Days will be deemed to occur on October 18, 2010;

(2)	the Closing Price for each of the remaining Trading Days will be the Closing Price on October 18, 2010 or, if there is a Market Disruption Event on that day, the market value per share of the Underlying Security or any other applicable security as determined by the Calculation Agent; and

(3)	the Maturity Date will be the fifth Business Day following October 18, 2010.

All terms used but not defined in this Security are used herein as defined in the Calculation Agency Agreement or the Indenture.

No Fractional Shares

If more than one Security shall be surrendered for exchange at one time by the same Holder, the number of full shares of Underlying Security which shall be delivered upon such exchange, in whole or in part, as the case may be, shall be computed on the basis of the aggregate number of Securities surrendered. No fractional shares or scrip representing fractional shares of the Underlying Security or other securities shall be issued or delivered. In lieu of any fractional shares of the Underlying Security or other securities which, but for the immediately preceding sentence, would otherwise be deliverable, the Company shall pay cash for such fractional share of security equal to the applicable fraction of the Closing Price of such share or security on the Trading Day immediately preceding the Maturity Date.

Interest

Except as described below, interest shall accrue on this Security at the Interest Rate from and including October 12, 2007 to but excluding the Maturity Date or any earlier date of acceleration. Interest shall be paid on the Securities in cash quarterly in arrears on the Interest Payment Dates. Interest payable on any Interest Payment Date shall include interest accrued from and including the immediately preceding Interest Payment Date for which interest has been paid or made available for payment (or if none, from and including October 12, 2007) to but excluding such Interest Payment Date; provided that if the Maturity Date is postponed beyond the scheduled Maturity Date, the Company shall pay interest on the Maturity Date as postponed rather than on the scheduled Maturity Date, no interest shall accrue on the Securities or on such payment during the period from or after the scheduled Maturity Date.

Interest shall be payable to the persons in whose names the Securities are registered at the close of business on the Record Day prior to the related Interest Payment Date, whether or not that date is a Business Day; provided, however, that interest payable on the Maturity Date shall be payable to the Holder presenting this Security for mandatory exchange or cash payment, as applicable, on the Maturity Date. For the purpose of determining the investor at the close of business on a regular Interest Record Date when business is not being conducted, the close of business will mean 5:00 P.M., New York City time, on the preceding Business Day. Any such interest not so punctually paid or duly provided for shall for shall forthwith cease to be payable to the Holder on such Record Date, and may either be paid to the person in whose name this Security is registered at the close of business on a special record date as described in Section 307 of the Indenture for the payment of such defaulted interest to be fixed by the Trustee, notice whereof shall be given to Holders of Securities of this series not less than 10 days prior to such special record date, or may be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Securities of this series may be listed, and upon such notice as may be required by such exchange, all as more fully provided in said Indenture. Interest on the Securities shall be computed on the basis of 360-day year of twelve 30-day months. If an Interest Payment Date falls on a day that is not a Business Day, that interest payment shall be made on the next Business Day and no additional interest shall accrue as a result of the delayed payment.

In the event that General Mills, Inc. does not set a record date for payment of a dividend on its common stock in respect of any quarterly period at least five Business Days prior to a record date for an interest payment on the Securities, the Company will have the option to defer the interest payment immediately following such record date until the maturity of the Securities. Upon the maturity of the Securities, the Company may elect to cancel such deferred interest. Should the Company defer such interest payments, the Company shall, or shall cause the Calculation Agent to provide written notice to the Trustee at its corporate trust office in New York, New York (the “New York Office”) and to the Depositary, on or prior to the third Business Day immediately after such record date, of the Company’s election to defer such interest payment. Should the Company cancel such deferred interest payments, the Company shall, or shall cause the Calculation Agent to provide written notice to the Trustee at the New York Office and to the Depositary, on or prior to the third Business Day immediately prior to the first day of the Valuation Period.

Dilution Adjustments

The Daily Amount and the Closing Price are subject to adjustment under the circumstances described below. Each adjustment to the Daily Amount and the Closing Price will be made successively.

Adjustment of the Daily Amount

The Daily Amount is subject to adjustment if General Mills, Inc.:

(1)	pays a stock dividend or makes a distribution, in either case, of shares of the Underlying Security on the outstanding shares of such stock,

(2)	subdivides, splits or combines its outstanding shares of the Underlying Security,

(3)	issues by reclassification (other than a reclassification pursuant to clause (1), (2) or (3) of the definition of Adjustment Events below) of its shares of the Underlying Security any other equity securities of General Mills, Inc.,

(4)	issues rights, warrants or options to all Holders of the Underlying Security entitling such Holders for a period expiring within 45 days after the record date for the determination of Holders of the Underlying Security entitled to receive such rights, warrants or options to subscribe for or purchase shares of the Underlying Security (other than rights to purchase the Underlying Security pursuant to a plan for the reinvestment of dividends) at a price per share less than the Current Market Price of the Underlying Security on the date of announcement of such issuance,

(5)	distributes to all Holders of outstanding shares of the Underlying Security evidences of its indebtedness, shares of capital stock, securities, cash or property (excluding any dividend or distribution covered in clause (1) or (4) above, any dividend or distribution paid exclusively in cash and any dividend or distribution in connection with the liquidation, dissolution or winding up of General Mills, Inc.),

(6)	distributes cash to all Holders of the Underlying Security, excluding

•	any dividend or distribution in connection with General Mills, Inc.’s liquidation, dissolution or winding up,

•	any quarterly cash dividend on the Underlying Security, or

(7)	successfully completes a tender or exchange offer made by General Mills, Inc. or any of its subsidiaries for the Underlying Security if the cash and fair market value of any other consideration included in the payment per share of the Underlying Security exceeds the Current Market Price of the Underlying Security as of the expiration time for such tender or exchange offer.

In the case of the event referred to in clause (1) above, the Calculation Agent will adjust the Daily Amount by multiplying the Share Component to be used in the calculation of the Daily Amount in effect at the close of business on the record date for the determination of Holders of the Underlying Security entitled to receive the dividend or distribution referred to in clause (1) by the following fraction:

The numerator of this fraction will be:

The sum of the number of shares of the Underlying Security outstanding at the close of business on such record date and the total number of shares constituting such dividend or other distribution.

The denominator of this fraction will be:

The number of shares of the Underlying Security outstanding at the close of business on such record date.

In the case of the event referred to in clause (2) above, the Calculation Agent will proportionately increase or decrease the Share Component of the Daily Amount in effect on the day preceding such event.

In the case of the event referred to in clause (3) above, the Calculation Agent will treat a reclassification of the Underlying Security into other equity securities of General Mills, Inc. as a distribution of such other equity securities under clause (5) above and a subdivision, split or combination, as applicable, of the number of shares of the Underlying Security outstanding immediately prior to such reclassification into the number of shares outstanding immediately thereafter under clause (2) above.

In the case of the event referred to in clause (4) above, the Calculation Agent will adjust the Daily Amount by multiplying the Share Component to be used in the calculation of the Daily Amount in effect at the close of business on the date of announcement for such rights, warrants, or options issuance referred to in clause (4) by the following fraction:

The numerator of this fraction will be:

(a)	The number of General Mills, Inc. shares outstanding at the close of business on such date of announcement, plus

(b)	The number of additional shares of the Underlying Security offered for subscription or purchase by the terms of the rights or warrants.

The denominator of this fraction will be:

(x)	the number of shares of the Underlying Security outstanding at the close of business on such date of announcement, plus

(y)	the number of additional shares of the Underlying Security that the aggregate of the offering price of the total number of shares of the Underlying Security so offered for subscription or purchase by the terms of the rights, warrants or options would purchase at the Current Market Price of the Underlying Security on such date of announcement.

In the case of the event referred to in clause (5) above, the Calculation Agent will adjust the Daily Amount by multiplying the Share Component to be used in the calculation of the Daily Amount in effect at the close of business on the record date for the determination of Holders of the Underlying Security entitled to receive the dividend or distribution referred to in clause (5) by the following fraction:

The numerator of this fraction will be:

The Current Market Price per share of the Underlying Security on the record date for the determination of Holders of the Underlying Security entitled to receive the dividend or distribution referred to in clause (5).

The denominator of this fraction will be:

The Current Market Price per share of the Underlying Security on such record date, less the then fair market value (as determined in good faith by the Calculation Agent) of the portion of the assets or evidences of indebtedness so distributed applicable to one share of the Underlying Security.

However, in the event that the fair market value of the portion of any capital stock or other equity securities so distributed (determined based on the average of the Closing Prices of such securities for the ten Trading Days after such distribution or, if applicable, the initial public offering price of such securities) applicable to one share of the Underlying Security is equal to or greater than 40% of such Current Market Price of the Underlying Security, which is a significant spin-off, in lieu of the foregoing adjustment,

•

for the purpose of calculating the number of shares of the Underlying Security which will be delivered to the Holders upon maturity of the Securities, the references to “Closing Price” in the definition of Daily Amount will mean the Closing Price plus the fair market value of such capital stock or other equity securities so distributed per share of the Underlying Security; and

•

the Holders will receive at maturity, in addition to the Underlying Security, the number of shares of such capital stock or other equity securities the Holders would have received had the Holders held on the record date of such distribution the number of shares of the Underlying Security which will be delivered upon maturity of the Securities.

In the case of the event referred to in clause (6) above, the Calculation Agent will adjust the Daily Amount by multiplying the Share Component to be used in the calculation of the Daily Amount in effect at the close of business on the record date for the determination of Holders of the Underlying Security entitled to receive the dividend referred to in clause (6) by the following fraction:

The numerator of this fraction will be:

The Current Market Price per share of the Underlying Security on the record date for the determination of Holders of the Underlying Security entitled to receive the distribution referred to in clause (6).

The denominator of this fraction will be:

The Current Market Price per share of the Underlying Security on such record date less the amount of cash so distributed (in excess of the amount excluded as provided above) applicable to one share of the Underlying Security.

However, in the event that the amount of cash so distributed applicable to one share of the Underlying Security is greater than 25% but less than 75% of such Current Market Price of the Underlying Security on such record date, in lieu of the foregoing adjustment,

•

for the purpose of calculating the number of shares of the Underlying Security which will be delivered to the Holders upon maturity of the Securities, the references to “Closing Price” in the definition of Daily Amount will mean the Closing Price plus the amount of cash so distributed per share of the Underlying Security; and

•

the Holders will receive at maturity, in addition to the Underlying Security, the amount of cash the Holders would have received had the Holders held on the record date of such distribution the number of shares of the Underlying Security which will be delivered upon maturity of the Securities.

In the event the amount of such distribution is equal to or greater than 75% of such Current Market Price, in lieu of the foregoing adjustment, such distribution will constitute an Adjustment Event.

In the case of the event referred to in clause (7) above, the Calculation Agent will adjust the Daily Amount by multiplying the Share Component to be used in the calculation of the Daily Amount in effect at the close of business on the day of the expiration time for the tender or exchange offer referred to in clause (7) by the following fraction:

The numerator of this fraction will be:

The product of:

(a)	the Current Market Price per share of the Underlying Security as of the expiration time for the tender or exchange offer referred to in clause (7) above and

(b)	the number of shares of the Underlying Security outstanding (including any tendered shares) at the close of business on the day of such expiration time less the number of all shares of the Underlying Security validly tendered and not withdrawn as of such expiration date.

The denominator of this fraction will be:

(x)	the product of

(i)	the Current Market Price per share of the Underlying Security as of the expiration time for the tender or exchange offer referred to in clause (7) above and

(ii)	the number of shares of the Underlying Security outstanding (including any tendered shares) at the close of business on the day of such expiration time less

(y)	the amount of cash plus the fair market value (as determined in good faith by the Calculation Agent) of the aggregate consideration payable to Holders of the Underlying Security in the tender or exchange offer.

The “Current Market Price” per share of the Underlying Security on any date of determination means the average of the daily Closing Prices on each of the five consecutive Trading Days ending on the earlier of such date of determination and the day before the “ex date” with respect to the issuance or distribution requiring the computation. For purposes of this paragraph, the term “ex date,” when used with respect to any issuance or distribution, shall mean the first date on which the Underlying Security trades regular way on such exchange or in such market without the right to receive such issuance or distribution.

Any shares of the Underlying Security issuable in payment of a dividend shall be deemed to have been issued immediately prior to the close of business on the record date for such dividend for purposes of calculating the number of outstanding shares of the Underlying Security under this section. All adjustments to the Share Component will be calculated to the nearest .0001 of a share of the Underlying Security (or, if there is not a nearest .0001 of a share, to the next lower .0001 of a share). No adjustment in the Share Component will be required unless such adjustment would result in an increase or decrease of at least one percent, provided that any adjustments which are not required to be made because an increase or decrease of at least one percent does not result will be carried forward and taken into account in any subsequent adjustment.

Adjustment of the Closing Price

If an adjustment is made to the Share Component pursuant to clauses (1), (2), (3), (4), (5), (6) or (7) above, (subject to exception in the case of certain significant spin-offs or certain significant cash distributions) an adjustment will also be made to the Closing Price of the Underlying Security as such term is used throughout the definition of the adjusted Closing Price used to calculate the Daily Amount to determine which of the three clauses in the definition of Daily Amount will be applicable on the relevant Trading Day and in the calculation required to be made pursuant to clause (2) of the definition of Daily Amount. The required adjustment to the adjusted Closing Price of the Underlying Security will be made on each day for which a Daily Amount is calculated by multiplying the Closing Price of the Underlying Security on such day by the same factor by which the Share Component was adjusted pursuant to the procedures described above.

Adjustment Events

Each of the following events are “Adjustment Events”:

(1)	any consolidation or merger of General Mills, Inc. with or into another entity (other than a merger or consolidation in which General Mills, Inc. is the continuing or surviving corporation and in which the Underlying Security outstanding immediately prior to the merger or consolidation is not exchanged for cash, securities or other property of General Mills, Inc. or another entity),

(2)	any sale, transfer, lease or conveyance to one or more entities of all or substantially all of the property of General Mills, Inc. (other than any distribution of capital stock or other equity securities in connection with a significant spin-off),

(3)	any statutory exchange of securities of General Mills, Inc. with another entity,

(4)	any distribution of cash to all Holders of the Underlying Security where the amount of cash distributed applicable to one share of the Underlying Security is equal to or greater than 75% of the Current Market Price of the Underlying Security on the record date of such distribution, and

(5)	any liquidation, dissolution or winding up of General Mills, Inc. (other than under an Insolvency Event).

If any Adjustment Event occurs, or if the record date therefore falls, on or prior to the Maturity Date, the Holders shall receive on the Maturity Date, with respect to each Security, the kind and amount of securities, cash and other property receivable upon, or in connection with, such Adjustment Event (or the equivalent value in cash as described above) by a Holder (including any shares of the Underlying Security retained by such Holder in connection with such Adjustment Event) of the number of shares of the Underlying Security that would have been exchanged for each Security if the Maturity Date for the Securities had occurred immediately prior to such Adjustment Event. The calculation required to be made to determine the Daily Amount will be made based on the five Trading Days immediately prior to the effective date of the Adjustment Event. The calculations regarding the adjustments will be determined in the sole discretion of the Calculation Agent.

If the Securities become exchangeable, in whole or in part into any property other than the Underlying Security or cash, such property will be subject to adjustment in the same manner and upon the occurrence of the same types of events described above with respect to the Underlying Security as determined by the Calculation Agent in its sole discretion.

Notice provisions. The Company shall, upon being notified of the occurrence of an event that requires an adjustment to the Daily Amount or the occurrence of an Adjustment Event (or, in either case, if the Company is not aware of such occurrence, as soon as practicable after becoming so aware), promptly notify the Trustee and each Holder of Securities in writing of the occurrence of such event including a statement setting forth the factors by which the Closing Price and the Share Component used in the calculation of the Daily Amount are to be adjusted in order to determine which clause of the Daily Amount definition will apply on each day on which a Daily Amount is required to be calculated.

Bankruptcy, Insolvency, Reorganization or Liquidation of General Mills, Inc.

In the event that an “Insolvency Event” occurs, all of the Company’s obligations under the Securities will immediately terminate. Following such termination, the Holders will not receive any further interest payments and no principal payments, shares of the Underlying Security, cash in lieu of such shares or any other property will be delivered to the Holders.

An “Insolvency Event” means:

(1)	General Mills, Inc. pursuant to or within the meaning of any bankruptcy law (A) commences a voluntary case or proceeding, (B) consents to the entry of a judgment, decree or order for relief against it in an involuntary case or proceeding, (C) consents to the appointment of a custodian of it or for any substantial part of its property, (D) makes a general assignment for the benefit of its creditors, (E) consents to or acquiesces in the institution of a bankruptcy or an insolvency proceeding against it or (F) takes any corporate action to authorize or effect any of the foregoing; or

(2)	any person or entity commences a case or proceeding requesting any order or decree under any bankruptcy law (A) for relief against General Mills, Inc. in an involuntary case, (B) to appoint a custodian of General Mills, Inc. for all or substantially all of General Mills, Inc.’s property or (C) to order the winding up or liquidation of General Mills, Inc. and either (x) a court of competent jurisdiction enters any such order or decree or (y) such case or proceeding has not been dismissed prior to the day immediately prior to the beginning of the Valuation Period.

Settlement

The Company shall, or shall cause the Calculation Agent to, (i) provide written notice to the Trustee at its corporate trust office in New York, New York (the “New York Office”) and to the Depositary, on or prior to the third Business Day immediately prior to the first day of the Valuation Period, of the Company’s elections as to whether the Company shall deliver shares of General Mills, Inc. or cash to the Trustee for the benefit of the Holder of this Security in respect of Payment at Maturity and (ii) deliver shares of General Mills, Inc. (and cash in respect of interest and any factional shares of General Mills, Inc.) or cash, as the case may be, in respect of each Payment at Maturity to the Trustee on or before the Maturity Date. In addition, the Company shall, or shall cause the Calculation Agent to, provide written notice to the Trustee at its New York Office and to the Depositary, on which notice the Trustee and Depositary may conclusively rely, on or prior to 11:00 a.m. on the Trading Day immediately prior to the Maturity Date of this Security (but if such Trading Day is not a Business Day, prior to the close of business on the Business Day preceding the Maturity Date of this Security), of the amount of General Mills, Inc. and/or cash constituting the Total Exchange Shares to be delivered to the Holder of this Security on the Maturity Date with respect to each $25.00 principal amount of this Security and of the amount of any cash to be paid in lieu of any fractional share of General Mills, Inc. (or of any such other security, if applicable). Any notice that is mailed in the manner herein provided shall be conclusively presumed to have been duly given to the Trustee and the Depositary, whether or not the Holder of this Security receives the notice.

If, while the Trustee is holding General Mills, Inc’s Common Stock. for the benefit of the Holder of this Security, the Trustee receives any solicitation for any vote or other action to be taken with respect to General Mills, Inc.’s Common Stock, the Trustee shall abstain from voting or taking such action.

On the Maturity Date, the Company shall deliver the aggregate number of shares of General Mills, Inc. and/or cash due with respect to this Security, as described above.

If this Security is not surrendered for exchange on the Maturity Date it shall be deemed to be no longer Outstanding under, and as defined in, the Indenture, and the Holder thereof shall have no rights thereunder or under the Indenture except the right to receive the Payment at Maturity and the interest payable at maturity.

Calculation Agent

Lehman Brothers Inc. will act as the Calculation Agent. The Calculation Agent will determine, among other things, the price of the Underlying Security quoted on the exchange at any time and the Closing Price of the Underlying Security on any Trading Day, as applicable, in each case during the Valuation Period, the Adjusted Closing Price, the amount of any interest payment payable on any Interest Payment Date, any proportional adjustment required on “Expected Dividend Amount” due to certain corporate actions and the amount the Company will pay the Holders at maturity. In addition, the Calculation Agent will determine whether there has been a Market Disruption Event, Dilution Event, Adjustment Event or Insolvency Event and whether a day is an Interest Payment Date. All determinations made by the Calculation Agent will be at the sole discretion of the Calculation Agent and will, in the absence of manifest error, be conclusive for all purposes and binding on Holders of the Company. The Company may appoint a different Calculation Agent from time to time after the date of the original issue of the Securities without the consent of the Holders and without notifying the Holders.

The Calculation Agent will provide written notice to the Trustee at its New York office, on which notice the Trustee may conclusively rely, of the amount to be paid at maturity and each interest payment date on or prior to 11:00 a.m. on the Business Day preceding the Maturity Date and each Interest Payment Date.

All calculations with respect to the Adjusted Closing Price, the Daily Amounts and the Payment at Maturity to a Security Holder will be rounded to the nearest ten-thousandth, with five one hundred-thousandths rounded upward (e.g., .76545 would be rounded up to .7655); and all dollar amounts paid on the aggregate principal amount of Securities per Holder will be rounded to the nearest cent, with one-half cent rounded upward.

The following abbreviations, when used in the inscription on the face of the within Security, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM -	as tenants in common	UNIF GIFT MIN ACT - _________ Custodian _________
(Cust) (Minor)
TEN ENT -	as tenants by the entireties	under Uniform Gifts to Minors
JT TEN -	as joint tenants with right of	Act
	Survivorship and not as tenants in common	(State)

Additional abbreviations may also be used though not in the above list.

FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto

PLEASE INSERT SOCIAL SECURITY OR OTHER

IDENTIFYING NUMBER OF ASSIGNEE

(Name and Address of Assignee, including zip code, must be printed or typewritten.)

the within Security, and all rights thereunder, hereby irrevocably constituting and appointing to transfer the said Security on the books of the Company, with full power of substitution in the premises.

Dated:

__________________________________________

NOTICE: The signature to this assignment must correspond with the name as it appears upon the face of the within Security in every particular, without alteration or enlargement or any change whatever.

Signature(s) Guaranteed:

__________________________

THE SIGNATURE(S) SHOULD BE GUARANTEED BY AN ELIGIBLE GUARANTOR INSTITUTION (BANKS, STOCKBROKERS, SAVINGS AND LOAN ASSOCIATIONS AND CREDIT UNIONS WITH MEMBERSHIP IN AN APPROVED MEDALLION SIGNATURE GUARANTEE PROGRAM), PURSUANT TO S.E.C. RULE 17Ad-15.